Exhibit 5.1

To the Holders of
Mellon Bank Premium Finance Loan Master Trust
Series 1996-1
Series A Notes, CUSIP #5855OUAA3
Series B Notes, CUSIP #5855OUAB1
Series C Notes, CUSIP # 100000805

NOTICE IS HEREBY GIVEN that in accordance with Section 11 of the Series 1996-1 Supplement dated as of December 1, 1996 to the Pooling and Servicing Agreement dated as of December 1, 1996 between Mellon Bank, N.A. as Transferor and Bank One, NA (formerly The First National Bank of Chicago) as Trustee, Mellon Bank, N.A. as Transferor, elects not to extend the Revolving Period and the Principal Payment period will consequently commence on May 1, 2001 and the first principal payment date will be June 15, 2001. On June 15, 2001, the entire principal and interest due on the above referenced notes will be paid in full.

On June 15, 2001, $440,000,000 principal will be paid to the Class A Noteholders at 100% principal amount thereof together with interest due and $25,000,000 principal will be paid to the Class B Noteholders at 100% principal amount thereof together with interest due and $35,000,000 principal will be paid to the Class C Noteholders at 100% principal amount thereof together with interest due upon presentation of the Notes to the address shown below. Interest will cease to accrue on June 15, 2001.

In order to receive payment of the principal amount due on June 15, 2001, Noteholders must present their Notes to the Registrar and Paying Agent as follows:

BY HAND Bank One Trust Company Of New York 8th Floor New York, New York	BY MAIL Bank One 1 Bank One Plaza Mail Code IL1-0124 Chicago, IL 60670

To avoid a 31% backup withholding tax required by the Comprehensive National Energy Policy Act of 1992, Noteholders must present a completed IRS Form W-9 with their certificates.

By: Bank One, National Association as Trustee

May 1, 2001
SERIES KEY: MELBKPRE.AB